EXHIBIT 99.13

FOR FURTHER INFORMATION:

At Bedford Property Investors:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Senior V.P. and

Chief Executive Officer

Chief Financial Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

Bedford Property Investors, Inc. Announces Proposed Private Offering of Series A Cumulative Redeemable Preferred Stock

LAFAYETTE, CA, July 21, 2003 – Bedford Property Investors, Inc. (NYSE: BED) announced today that it intends, subject to market and other conditions, to sell approximately $40 million of its Series A Cumulative Redeemable Preferred Stock through a private placement.  Bedford Property Investors expects the terms of the offering to include an over-allotment option for up to an additional $6 million of shares of its Series A preferred stock.  The offering will be made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Bedford Property Investors intends to use the net proceeds from the offering to finance the potential acquisition or development of properties, or for general corporate uses, which may include opportunistic repurchases of our outstanding common shares from time to time.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement:  Bedford Property Investors’ statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include Bedford Property Investors’ intention to raise proceeds through the offering and sale of Series A Cumulative Redeemable Preferred Stock, the intended use of proceeds and the anticipated terms of such security.  There can be no assurance that Bedford Property Investors will complete the offering on the anticipated terms or at all.  Bedford Property Investors’ ability to complete the offering will depend, among other things, on market conditions.  In addition, Bedford Property Investors’ ability to complete this offering and Bedford Property Investors’ business are subject to the risks described in the Company’s filings with the Securities and Exchange Commission.

***